UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 10, 2015

AKEBIA THERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36352	20-8756903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street, Suite 1100, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices, including Zip Code)

(617) 871-2098

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2015, Jack Nielsen, a Class II Director, notified the Board of Directors (the “Board”) of Akebia Therapeutics, Inc. (the “Company”) of his intention to resign and submitted his resignation from the Board effective immediately. Prior to his resignation, Mr. Nielsen was a member of the Board’s Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee. As a result of Mr. Nielsen’s resignation, the Board will consist of eight directors. The Board does not intend to appoint a new director to fill the vacancy created by Mr. Nielsen’s resignation.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Company held its 2015 Annual Meeting of Stockholders on June 10, 2015. The stockholders (i) elected three directors to the Board to serve for three-year terms expiring in 2018, and (ii) ratified the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015. There were 20,127,162 outstanding shares eligible to vote as of April 15, 2015, the record date for the 2015 Annual Meeting.

The directors elected to the Board for terms expiring at the Annual Meeting in 2018, as well as the number of votes for, votes withheld and broker non-votes with respect to each of these individuals, are set forth below:

Director	Votes For	Votes Withheld	Broker Non-Votes
Ronald C. Renaud, Jr.	9,207,685	21,286	7,719,286
Duane Nash	8,830,607	398,364	7,719,286
Michael D. Clayman	9,207,182	21,789	7,719,286

The proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015 received the following votes:

Votes For:	16,858,719
Votes Against:	86,927
Abstentions:	2,611

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
John P. Butler
President and Chief Executive Officer

Date: June 15, 2015